Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON COMPLETES ACQUISITION OF HEARING HELP EXPRESS
Company Also Amends Credit Facilities, Increasing Domestic Borrowing Capacity and Improving Financial Flexibility

ARDEN HILLS, Minn. — December 18, 2017 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, announced that it has completed its acquisition of Hearing Help Express (HHE), acquiring the remaining 80-percent stake of the DeKalb, Ill.-based, direct-to-consumer mail order hearing aid provider. Terms of the transaction include $650,000 in cash, repayment of approximately $1.83 million in debt to HHE’s 80-percent holder and an earn-out.

“Completing this acquisition gives IntriCon direct access to consumers and the emerging value-based hearing healthcare market,” said Mark Gorder, president and chief executive officer of IntriCon. “HHE offers a lower-priced alternative for consumers to purchase devices directly—circumventing layers of costs associated with the conventional hearing aid channel.

“Additionally, we continued to be pleased with our HHE traction. In the 2017 third quarter, hearing aid orders rose 38 percent over the 2017 second quarter and 82 percent of the devices we’re selling through HHE are IntriCon devices. We continue to expect sequential revenue growth in the fourth quarter, and throughout 2018.”

Since taking its initial stake in HHE, IntriCon has made substantial progress integrating and optimizing the organization. During the first part of the year, the company relocated the business, hired a vice president of direct-to-consumer sales and introduced IntriCon’s digital hearing aids into the HHE portfolio. Recently, the company reported success driving key third-quarter metrics over the sequential quarter including:

•	A 49 percent increase in new leads;
•	A more than two-fold increase in net new hearing aid customers;
•	20 percent growth in backlog; and
•	A 38 percent increase in hearing aid orders.

As part of the closing, and previously disclosed, IntriCon absorbed a portion of the losses allocated to the former majority owner. These losses totaled approximately $850,000, or ($0.12) per diluted share, slightly higher than originally anticipated. Losses incurred by HHE to date include non-cash amortization, acquisition related costs and operating results, all of which are related to prior periods and have no future cash impact.

IntriCon Corporation

December 18, 2017

Management continues to anticipate the company’s 2017 fourth-quarter revenue will range between $22.0 million and $23.0 million, compared to $17.7 million in the prior-year period, and positive pro-forma EPS (excluding the loss of approximately $0.12 per diluted share to absorb the losses previously allocated to the former HHE majority owner). For the year, this translates to a revenue range between $88.1 million and $89.1 million, compared to $68.0 million in 2016. Looking forward to 2018, IntriCon anticipates continued strong growth, with annual revenues ranging from $100 million to $104 million.

IntriCon Amends Credit Facilities

IntriCon also announced today that it has amended its credit facilities with CIBC Bank USA. Highlights of the amendment include:

•	Extending the maturity of the overall Loan and Security Agreement from February 2019 to December 2022;
•	Increasing IntriCon’s term loan to $6.5 million from its current balance of $4.5 million, amortized in quarterly principal installments of $250,000—the additional funds were used to complete the HHE acquisition; and,
•	Providing a capex loan facility, where the company at its election, can draw up to $2.5 million on the loan for qualifying capex expenditures over the next 12 months, with monthly amortization commencing after such time.

Concluded Gorder, “CIBC has been a key partner in the growth and success of IntriCon, and we appreciate their continued support. This amendment reinforces CIBC’s commitment to our strategic plan and their belief in our ability to execute our growth initiatives successfully. The revised lending structure gives us the financial flexibility to move quickly on value hearing-health opportunities that arise, and supports our thriving medical business and related working capital growth requirements.”

IntriCon Corporation

December 18, 2017

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops, manufactures and distributes miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2016. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	matt.sullivan@padillaco.com

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